Exhibit 99.2

Marsh & McLennan Companies, Inc. 1166 Avenue of the Americas New York, New York 10036-2774 212 345 5000 Fax 212 345 4838 www.mmc.com

News Release

Media Contact: Christine Walton MMC 212 345 0675 christine.walton@mmc.com	Investor Contact: Mike Bischoff MMC 212 345 5470 jmichael.bischoff@mmc.com

MMC COMPLETES SALE OF KROLL TO ALTEGRITY

NEW YORK, August 3, 2010—Marsh & McLennan Companies, Inc. (MMC) announced today that it has completed the sale of Kroll Inc. to Altegrity, Inc, an international screening and security solutions company owned by global private equity firm Providence Equity Partners. The sale agreement was originally announced on June 7, 2010.

Under the terms of the agreement, MMC sold Kroll to Altegrity in an all-cash transaction valued at $1.13 billion.

MMC is a global professional services firm providing advice and solutions in the areas of risk, strategy and human capital. It is the parent company of a number of the world’s leading risk experts and specialty consultants, including Marsh, the insurance broker and risk advisor; Guy Carpenter, the risk and reinsurance specialist; Mercer, the provider of HR and related financial advice and services; and Oliver Wyman, the management consultancy. With over 50,000 employees worldwide and annual revenue of $10 billion, MMC provides analysis, advice and transactional capabilities to clients in more than 100 countries. Its stock (ticker symbol: MMC) is listed on the New York, Chicago and London stock exchanges. MMC’s website address is www.mmc.com.